Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the SCI Engineered Materials, Inc. Post-effective Amendment No. 6 to Form SB-2 Registration Statement, for the registration of 2,281,253 common shares of SCI Engineered Materials, Inc., of our report dated March 5, 2008 relating to the balance sheet of SCI Engineered Materials, Inc. as of December 31, 2007, and the related statements of operations, shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2007, which report appears in the December 31, 2007 annual report Form 10-KSB of SCI Engineered Materials, Inc.

/s/ Maloney + Novotny LLC

North Canton, Ohio

March ___, 2008